File Pursuant to Rule 433
Issuer Free Writing Prospectus Dated: July 28, 2025
Relating to Preliminary Prospectus Dated: July 28, 2025
Registration No.: 333-288582

NASUS PHARMA



A NEW FRONTIER FOR INTRANASAL DRUG DELIVERY

Investor Presentation – July 2025

Forward Looking Statements

This presentation of Nasus Pharma Ltd. contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act and other securities law. Words such as “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, the Company uses forward-looking statements when it discusses its growth strategy, product development timelines, expected clinical outcomes, market opportunities, regulatory pathways, potential partnerships, and the expected success of its proprietary intranasal drug delivery platform, including NS002 and its other pipeline programs. Forward-looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements. For a more detailed description of the risks and uncertainties affecting the Company, please review the Company’s reports and other documents filed from time to time with the SEC, including, but not limited to, the risks detailed in the Company’s preliminary prospectus dated July 28, 2025, filed with the SEC as a part of the Company’s Registration Statement on Form F-1 as amended on July 28, 2025 (File No. 333-288582), and documents incorporated by reference therein. Forward-looking statements speak only as of the date the statements are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward-looking statements.

Free Writing Prospectus

This presentation highlights information about Nasus Pharma Ltd. ("Nasus," "we," "us," or the "Company") and the proposed public offering to which this presentation relates. Because this presentation is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed a Registration Statement on Form F-1 (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The Registration Statement has not yet become effective.

Before you invest, you should read the preliminary prospectus in the Registration Statement (including the section titled "Risk Factors") and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus, dated July 28, 2025, is available on the SEC's website at www.sec.gov/edgar.

Alternatively, the Company or the underwriter participating in the offering will arrange to send you the preliminary prospectus, and when available, the final prospectus and any supplements thereto, if you contact Laidlaw & Company (UK) Ltd., 521 Fifth Ave, 12th Floor, New York, NY 10175, by email at syndicate@laidlawltd.com, or by telephone at (212) 953-4900.

Offering Summary

Issuer	**Nasus Pharma Ltd.**
Proposed Listing	NYSE American: NSRX
Expected Offering Size:	$10,000,000
Shares Offered:	Ordinary Shares (with 15% Over-allotment Option)
Expected Price Range:	$8.00 - $10.00 per Ordinary Share
Use of Proceeds:	• Approximately $6 million to $7 million for the development of our intranasal epinephrine program, including, manufacturing scale-up, phase 2 and pivotal studies. • The remainder for general and administrative corporate purposes, including working capital, and capital expenditures.
Joint Book-Runners	Laidlaw & Company (UK) Ltd., Craft Capital Management LLC

Nasus is Uniquely Positioned to Address Medical Emergency Drug Delivery Opportunity

Proprietary **Nasax**® delivery platform aims to enable superior drug absorption

Initial focus on life threatening emergencies aiming to answer unmet medical need

NS002 intranasal Epinephrine in Phase 2* demonstrated faster Epinephrine absorption compared to EpiPen

Successful Phase 3 clinical development in intranasal Naloxone (NS001) validates platform

Robust asset pipeline planned for long term growth

Experienced leadership team

Nasax® technology has potential for longer shelf-life

Strong IP protection to 2038

NASUS PHARMA

* None of the studies of NS002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

Robust Asset Pipeline Setting Up Potential for Long Term Growth

Addressing Significant Emergency Indications

Drug Candidate	Molecule	Indication	Preclinical	Phase 1	Phase 2	Pivotal Trial	Next Milestone
NS – 002	Epinephrine	Anaphylactic shock	Phase 2 completed March 2023				Two additional Phase 2 studies planned for Q4/2025
NS – 003	Ondansetron	Nausea and Vomiting	Feasibility				TBD
NS – 004	Atropine	Poisonings	Feasibility				TBD
NS – 005	Midazolam	Seizures	Feasibility				TBD
NS – 001*	Naloxone	Opioid overdose	Pivotal Phase 3 completed (n=42)				

*available for partnering

Proprietary Nasax® Platform Enables Superior Drug Delivery

Greater intranasal absorption area enables faster delivery and higher maximal drug concentration than liquid formulations

Liquid platform



Powder platform



Visualized Dispersion in Nasal Cast (Aptar's liquid vs powder)

In vitro **deposition from a nasal spray and a nasal powder in a nasal cast, n=6. (* p< 0.05).**

Regions of interest	Deposition % +/- SD	Deposition % +/-SD
	Liquid nasal spray	**Powder nasal spray**
Nose*	51 ± 6	14 ± 4
Lower zone*	13 ± 5	8 ± 3
Middle zone	30 ± 2	37 ± 4
Olfactory zone*	6 ± 3	34 ± 7
Rhinopharynx*	1 ± 0	6 ± 3



Nasax® – proprietary powder formulation for intranasal delivery comprised of uniform spherical API and a carrier approved for inhalation.

Technology targets a rapid and precise delivery of the drug to blood stream and brain.

Stability data demonstrated potential for longer shelf-life

Respiratory Drug Delivery 2021 – Williams et al.

NASUS PHARMA

Phase 3 Study Demonstrates Nasax® Platform Delivers Naloxone Faster and Higher Maximum Concentration Compared to Narcan


Mean Plasma
Nasus
Narcan
Plasma Unconjugated Naloxone (ng/mL)
9
8
7
6
5
4
3
2
1
0
0.033
0.067
0.100
0.133
0.167
0.250
0.333
0.416
0.500
Time (h)

Mean AUC: 4,10 20 min


Mean AUC hr*ng/mL
3.0
2.5
2.0
1.5
1.0
0.5
** P=0.012
** P=0.048
** P=0.005
Nasus
Narcan

- In our phase 3 (n=42) intranasal naloxone study (NS-001), our formulation provided faster delivery and higher mean absorption of naloxone compared to Narcan
- The results of our phase 3 study further validated our Nasax® technology and demonstrate the potential success of NS002
- NS001 is available for partnering

NASUS PHARMA



NS002: INTRANASAL EPINEPHRINE

NASUS PHARMA

Anaphylactic Shock: A Time-Critical Medical Emergency



Anaphylaxis is a severe allergic reaction; fatal in ~1% of cases[1]

The **standard of care for anaphylaxis is Epinephrine** – this is typically self-administered via an Epinephrine auto-injector (EAI) or given via intramuscular (IM) injection by a healthcare provider
Quick Epinephrine delivery can make the difference between life and death

Faster is better: hemodynamic therapeutic threshold of 100pg/ml[6] epinephrine required to begin resolving anaphylactic shock

SERIOUS PATIENT DISCOMFORT → HIGHER RISK OF HOSPITALIZATION AND DISEASE PROGRESSION[3,4,5]

5 MINUTES
TYPE I SEVERE ALLERGIC REACTION

- Hypotension, dizziness, faintness
- Rhinitis, watery red eyes
- Rashes, itching (urticaria)
- Rapid swelling (angioedema) including lips, tongue, throat
- Difficulty breathing
- Abdominal and chest pain, vomiting

15 MINUTES
LIKELIHOOD OF LIFE-THREATENING REACTION

Time to respiratory arrest or shock:[2]

- **FOOD ALLERGY:** 30–35 minutes
- **INSECT STING ALLERGY:** 10–15 minutes
- **DRUG ALLERGY:** <10 minutes (Mortality in drug anaphylaxis is 6 times higher compared to other causes[6])

15-30 MINUTES
ANAPHYLAXIS

- Sudden drop in blood pressure leads to anaphylactic shock and cardiovascular failure
- Airways narrow blocking breathing, leading to loss of consciousness
- Possible death

Source: [1] Cantor Fitzgerald Research; Reber et al. 2017 J Allergy Clin Immunol; Allergy and Asthma Network; Nguyen et al. 2021 Int J Mol Sci; Munoz-Cano et al. 2017 Front Immunol [2] Emergency treatment of anaphylactic reactions: guidelines for healthcare providers. Resuscitation Council (UK); 2016, [3] JF Philips et al. Allergy Asthma Proc (2011), [4] JT Fleming et al. J Allergy Clin Immunol Pract (2014), [5] E. Andrew et al. Prehospital Emergency Care (2018), [6] Yu RJ et al. J Allergy Clin Immunol Pract. (2021) 7. Source: Clutter WE, Bier DM, Shah SD, Cryer PE. Epinephrine plasma metabolic clearance rates and physiologic thresholds for metabolic and hemodynamic actions in man. J Clin Invest.

NS002 Designed to Address the Limitations of Intramuscular Epinephrine

Expensive autoinjectors[1] with a 12-18 month shelf-life

Epinephrine autoinjectors are expensive (>$600 before the introduction of generics)

Prices remained high even after the introduction of generics

Large and bulky to carry[2]

Many patients avoid autoinjectors due to a fear of needles[3]


15cm
EPIPEN

The proposed solution:
NS002


8cm

product candidate aiming to offer a simple, needle-free, portable, compact, long shelf-life, easily administered, delivering high-dose Epinephrine faster than an injection

1. Cantor Fitzgerald Research; Kaplan et al. 2023 AAAAI Annual Meeting; Census.Gov; CDC.Gov; Payroll.Org
2. Cantor Fitzgerald Research; Market Watch; Kaplan et al. 2023 AAAAI Annual Meeting
3. Cantor Fitzgerald Research; Lowenthal et al. 2023 AAAAI Annual Meeting; Asthma and Allergy Foundation of America; Brooks et al. 2017 Ann Allergy Asthma Immunol; Fleming et al. 2015 J Allergy Clin Immunol Pract; McMurty et al. 2015 Clin J Pain

Anaphylaxis: A Growing Opportunity in an Addressable Market

~1-3% Estimated prevalence of anaphylaxis among the global population[1]

~40M Patients with type 1 allergies in the U.S.[3]

~20M Patients experience severe type I allergic reactions at risk of anaphylaxis[3]

~$2.3B Global Epinephrine market in 2024[2]

+6.5% CAGR From 2010 to 2023[3]

+12.7% YoY growth in 2023[3]

~7M Prescribed Epinephrine[3]

- **~50%** Do not carry Epinephrine[3]
- **~50%** Do not refill regularly[3]

Significant opportunity exists in the Epinephrine market as **many patients remain under or un-treated** (at-risk patients lack active Epinephrine prescription)

A superior Epinephrine product could address this opportunity

1. McLendon, K., & Sternard, B. T. (2023, January 26). Anaphylaxis. In StatPearls. StatPearls Publishing.
2. Fortune Business Insights. (2025, February 10). Epinephrine market size, share & industry analysis, by product type (auto-injectors, pre-filled syringes, and ampoules & vials), by application (anaphylaxis, cardiac arrest, respiratory disorders, and others), by distribution channel (hospital pharmacy and retail & online pharmacy), and regional forecast, 2024-2032.
3. Cantor Fitzgerald Research; Raymond James Research

NASUS PHARMA

NS002: Pilot Study Overview

12 healthy adults with allergic rhinitis (9 male, 3 female)

Screening: positive to skin allergen test

Period 1

Day 1	Day 2	Day 3
Single IM injection of EpiPen **0.3mg**	Nasus Product in one nostril **1.6mg**	Nasal allergen challenge + Nasus **1.6mg**
PK samples	**PK samples**	**PK samples**







2-3 weeks washout

Period 2

Day 1	Day 2
Nasus Product 1.6mg in each nostril. **Total 3.2mg**	Nasal allergen challenge + Nasus Product 1.6mg in each nostril. **Total 3.2mg**
PK samples	**PK samples**





Study goal: Test NS002's Epinephrine bioavailability following allergenic challenge

Pilot Study Results Show NS002 Epinephrine Absorbed into Bloodstream Faster than EpiPen

Pilot Study Pharmacokinetics (PK)



Plasma epinephrine – geometric mean – 60 min.
Plasma epinephrine (pg/mL)
700
600
500
400
300
200
100
0
0
10
20
30
40
50
60
Time (min.)
EpiPen 0.3
Nasus 1.6mg
Nasus 1.6mg+Allergen challenge
Nasus 3.2mg
Nasus 3.2mg+Allergen challenge

NS002 Pilot Study Demonstrated Faster and Higher Maximal Epinephrine Absorption Compared to EpiPen

Pilot study PK – baseline corrected time medians



Tmax median (min.)
Tmax (min.)
20.00
15.00
10.00
5.00
0.00
9.00
16.50
8.98
5.99
2.50
EpiPen
Nasus 1.6mg
Nasus 1.6mg+Allergic challenge
Nasus 3.2mg
Nasus 3.2mg+Allergic challenge



T100 pg/mL (minutes) median
T100 (min.)
5.0
4.0
3.0
2.0
1.0
0.0
3.0
4.5
3.0
3.0
1.0
EpiPen
Nasus 1.6mg
Nasus 1.6mg+Allergic challenge
Nasus 3.2mg
Nasus 3.2mg+Allergic challenge

★ Statistically significantly shorter than EpiPen $p<0.05$

Area Under Curve



AUC 0-30min. Geometric mean
AUC hr*pg/mL
180
160
140
120
100
80
60
40
20
0
111
23
45
58
156
EpiPen®
Nasus 1.6mg
Nasus 1.6mg+Allergenic challenge
Nasus 3.2mg
Nasus 3.2mg+Allergenic challenge



AUC 0-8hr. Geometric mean
AUC hr*pg/mL
700
600
500
400
300
200
100
0
396
235
337
561
598
EpiPen®
Nasus 1.6mg
Nasus 1.6mg+Allergenic challenge
Nasus 3.2mg
Nasus 3.2mg+Allergenic challenge

NASUS PHARMA

* None of the studies of NS002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

NS002 PD Results Demonstrated Comparable Epinephrine Activity to EpiPen

Pilot study pharmacodynamics (PD)



Systolic Blood Pressure
SBP (mm Hg)
125
120
115
110
105
100
0
0.25
0.5
0.75
1
1.25
1.5
1.75
2
2.25
2.5
2.75
3
3.25
3.5
3.75
4
Time from administration (h)
EpiPen
Nasus 1.6mg normal condition
Nasus 1.6mg allergenic challenge
Nasus 3.2mg normal condition
Nasus 3.2mg allergenic challenge



Heart Rate
HR (BPM)
95
90
85
80
75
70
65
60
0
0.25
0.5
0.75
1
1.25
1.5
1.75
2
2.25
2.5
2.75
3
3.25
3.5
3.75
4
Time from administration (h)
EpiPen
Nasus 1.6mg normal condition
Nasus 1.6mg allergenic challenge
Nasus 3.2mg normal condition
Nasus 3.2mg allergenic challenge

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

NASUS PHARMA

NS002: Phase 2 Study Designed to Assess Safety and Tolerability, Test Bioavailability, and Optimize Dose for Phase 3

Screening
12 healthy volunteers,
age 18-55

Arm 1: N=6

A EpiPen	1 w	**B** Nasus spray 3.6mg in one nostril	1 w	**C** Nasus spray 4.0mg in one nostril

Arm 2: N=6

B Nasus spray 3.6mg in one nostril	1 w	**A** EpiPen	1 w	**C** Nasus spray 4.0mg in one nostril

On each dosing day:
PK sampling:
-1 to 2hr. (13 samples)

Vital signs: Blood pressure, Heart rate, Respiratory rate and ECG: pre-dose to 2hr.

NASUS PHARMA

Phase 2 Study: More Patients Achieved Hemodynamic Therapeutic Threshold of Epinephrine by NS002 Compared to EpiPen at 6 Minutes

Phase 2 PK results

Plasma Epinephrine Results

12 healthy subjects



Comparison of Plasma Epinephrine (baseline adjusted) in Healthy Volunteers - Geometric mean-30min
Mean plasma Epinephrine (pg/mL)
350
300
250
200
150
100
50
0
0
5
10
15
20
25
30
Time (min)
EpiPen®
Nasus 4.0mg
Nasus 3.6mg

Proportion of subjects achieving clinical threshold of 100pg/mL at 6min

	6min
EpiPen	55 %
Nasus 3.6mg	72 %
Nasus 4.0mg	**91%**

NASUS PHARMA

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

Phase 2 Study: NS002 Achieves Faster Epinephrine Plasma Concentration than EpiPen

Phase 2 PK results



Mean AUC0-4min +SD
Mean AUC h*pg/mL
0
10
20
30
40
50
60
70
5.85
14.17
27.44
EpiPen
Nasus 3.6mg
Nasus 4.0mg



Mean AUC0-10min +SD
Mean AUC h*pg/mL
0
20
40
60
80
100
120
140
27.38
50.99
63.96
EpiPen
Nasus 3.6mg
Nasus 4.0mg



Mean AUC0-20min +SD
Mean AUC h*pg/mL
0
50
100
150
200
250
70.97
99.22
111.42
EpiPen
Nasus 3.6mg
Nasus 4.0mg



Mean AUC0-30min +SD
Mean AUC h*pg/mL
0
50
100
150
200
250
300
350
118.79
133.89
153.89
EpiPen
Nasus 3.6mg
Nasus 4.0mg

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

Phase 2 Study: NS002 Achieves Faster Absorption and Greater Concentration of Epinephrine Compared to EpiPen – Including Time to Hemodynamic Therapeutic Threshold 100pg/ml

Phase 2 Results - Cmax, Tmax and T100pg/mL


Cmax (Geometric mean + SD)
Mean Cmax (pg/mL)
1400
1200
1000
800
600
400
200
0
360.48
338.4
477.02
EpiPen
Nasus 3.6mg
Nasus 4.0mg


Tmax (median, minutes)
Median Tmax (min.)
16
14
12
10
8
6
4
2
0
15
7
10
EpiPen
Nasus 3.6mg
Nasus 4.0mg


T100pg/mL (median, minutes)
Median T100 (min.)
10
9
8
7
6
5
4
3
2
1
0
9
4
4
EpiPen
Nasus 3.6mg
Nasus 4.0mg

NASUS PHARMA

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

Phase 2 Study: NS002 Demonstrated Comparable Epinephrine Activity to EpiPen

Phase 2 PD results



Systolic Blood Pressure
Systolic BP (mean)
140
130
120
110
100
90
0
20
40
60
80
100
120
Time (min.)
Heart Rate
HR (mean)
90
85
80
75
70
65
0
20
40
60
80
100
120
Time (min.)
Diastolic Blood Pressure
Diastolic Blood Pressure (Mean)
90
85
80
75
70
65
60
55
50
0
20
40
60
80
100
120
Time (min.)
Respiration Rate
RR (mean)
18
17
16
15
14
0
20
40
60
80
100
120
Time (min.)
EpiPen
Nasus 3.6mg
Nasus 4.0mg

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

NS002: Phase 2 Results Summary

NS002 Could Be a Compelling Alternative to Epinephrine Autoinjectors

PK Parameters	EpiPen	NS002 4mg
Cmax (Mean) (pg/ml)	360	**477**
Tmax (Median) (Minutes)	15	**10**
AUC 0-10 min (h/pg/ml)		**1988**
AUC 0-30 min (h/pg/ml)		**7228**
T100[1] (pg/ml) (Median/Mean) (Minutes)	9	**4/5**
% of patients reaching 100pg	55% At 6 minutes	**91% At 6 minutes**



NS002 REACHED THE **HEMODYNAMIC THERAPEUTIC PLASMA THRESHOLD FASTER THAN EPIPEN**

NASAX® POWDER WAS **WELL TOLERATED WITH TRANSIENT** MILD SYMPTOMS

MAXIMUM EPINEPHRINE ABSORPTION (TMAX) ACHIEVED **SIGNIFICANTLY FASTER COMPARED TO EPIPEN**

NO FINDINGS AT NASAL EXAMINATIONS

NO SERIOUS **ADVERSE EVENTS**

NASUS PHARMA

* None of the studies of NS002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

The Competitive Landscape Indicates a Large and Expanding Opportunity for Needle-Free Epinephrine

PK Parameters	ARS Pharma[1]	Bryn Pharma[2]	Orexo[3]	Aquestive[4]
Cmax (Mean) (pg/ml)	341	429	377	497
Tmax (Median) (Minutes)	30	20	25	15
AUC 0-10 min (h/pg/ml)	712	1,130	912	1,074
AUC 0-30 min (h/pg/ml)	4,901	6,789	5,796	6,900
T100* (pg/ml) (Median/Mean) (Minutes)	10/21		5	10
% of patients reaching 100pg	15% at 5 min 60% at 10 min 83% at 30 min	17% at 5 min 60% at 10 min		82% at 10 min 91% at 15 min

These PK parameters provide insight into the absorption characteristics of each product. We believe it is important to interpret the results of clinical studies in the context of the intranasal epinephrine market. Although there has not been a head-to-head study comparing the four product candidates, the four studies presented below were conducted to explore the PK of epinephrine to support FDA approval of the product candidates and included similar study designs, patient populations, study endpoints and follow-up periods in compliances with FDA standard requirement for 505b2 approval.

1. Source ARS - Neffy): U.S. Food and Drug Administration. (2023, May). Briefing Document NDA/BLA# 214697.
2. Source (Bryn Pharma):Dworaczyk, D. A., et al. (2023, December). A 13.2 mg Intranasal Epinephrine Spray Demonstrates Comparable Pharmacokinetics, Pharmacodynamics, and Safety to 0.3 mg Epinephrine Autoinjector. Journal of Allergy and Clinical Immunology.
3. Source (Orexo):U.S. Patent No. 11,957,647 and related patents.
4. Source (Aquestive): Research report, Cantor Fitzgerald. (Dec 2024)

NASUS PHARMA

NS002: Milestones and Pathway Forward

Completed NS002 pilot study
Q3 2021 ✓

Completed NS002/EpiPen Comparative Phase 2 study
Q1 2023 ✓

Complete Nasax® tech transfer and scaled commercial production
Q3 2025

Initiate additional NS002 phase 2 studies
Q4 2025

Submit NS002 IND
Q3 2026

Initiate NS002 pivotal clinical study
Q3 2026

Initiate NS002 pediatric study
Q4 2026

Submit NS002 NDA
Q2 2027

Nasus is Uniquely Positioned to Address Medical Emergency Drug Delivery Opportunity

- Proprietary **Nasax®** delivery platform aims to enable superior drug absorption
- Nasax® technology has potential for longer shelf-life
- Robust asset pipeline planned for long term growth
- Strong IP protection to 2038
- Lead product candidate NS002 designed as a simple, needle-free, portable, compact, long shelf-life, nasal administered Epinephrine, directly aiming to address current market opportunity
- Positive Phase 2 data demonstrated NS002 delivered Epinephrine safely, rapidly and achieved a higher maximal absorption than EpiPen; Results pave the way for Phase 3 clinical development

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

Pre-Offering Capitalization Table

Shares Outstanding*	7,759,999
Employee Options (WAEP: $4.88)	538,237
Warrants	0
Fully Diluted Shares Outstanding	8,298,236

* Gives effect to 397,093 Ordinary Shares issuable upon the conversion of SAFEs entered into between March 2024 and March 2025, which will automatically convert into Ordinary Shares upon the effectiveness of the registration statement for this offering

Robust Patent Portfolio

Country	Filed	Patent No./ Publication No.	Grant Date/ Pub. Date	Status	Expiration Date[2]
USA	8/20/2017			Term Ended	
PCT[1]	8/19/2018	WO 2019/038756 A1		National Phase entered	8/19/2038
Australia	8/19/2018			Grant Fee Paid	8/19/2038
Canada	8/19/2018			Office Action due: 10/22/2024	8/19/2038
China	8/19/2018	CN 110996912 A	4/10/2020	Examination in progress	8/19/2038
EPO	8/19/2018	3668490	6/24/2020	Examination requested	8/19/2038
India	8/19/2018	416927	1/05/2023	Proof of Use due: 9/30/ 2024	8/19/2038
Israel	8/19/2018	272220	4/02/2024	Granted	8/19/2038
Japan	8/19/2018	7334145	8/18/2023	Granted	8/19/2038
USA NP of PCT/IL2018/050914	8/19/2018	11,331,270	5/17/2022	Granted	8/19/2038
USA CIP of 11,331,270	11/19/2020	11,844,859	12/19/2023	Granted Specific to opioid receptor antagonists (Naloxone etc.)	8/19/2038
USA CON of 11,844,859	8/19/2018	11,202,757	12/21/2021	Granted	8/19/2038
USA CON of 11,331,270	8/19/2018	11,116,723	9/14/2021	Granted	8/19/2038

Country	Filed	Patent No./ Publication No.	Grant Date/ Publication Date	Status	Expiration Date[1]
USA	3/16/2020			Term Ended	
USA	12/28/2020	11,400,045	8/02/2022	Granted	12/28/2040
Argentina	3/16/2021	AR121593 A1	6/22/2022	Examination requested	12/28/2040
PCT	3/16/2021	WO 2021/186437	9/23/2021	National Phase entered	12/28/2040
Australia	3/16/2021			Request for Exam: 11/16/2026	12/28/2040
Brazil	3/16/2021			Examination requested	12/28/2040
Canada	3/16/2021			Request for Exam: Mar 16, 2025	12/28/2040
China	3/16/2021	CN 115279340 A	11/01/2022	Examination in progress	12/28/2040
EPO	3/16/2021	4121005	1/25/2023	Examination in progress	12/28/2040
India	3/16/2021			Examination requested	12/28/2040
Israel	3/16/2021			Awaiting Examination	12/28/2040
Japan	3/16/2021			Examination requested	12/28/2040
Mexico	3/16/2021	MX/a/2022/011 464	12/13/2022	National Phase entered	12/28/2040

NASUS PHARMA

Nasus Positioned for Near and Long-Term Growth

POISED FOR GROWTH

Proprietary powder nasal delivery platform

Initial focus on life threatening medical emergencies

Robust Asset Pipeline

Pathway to Potential Partnerships

Experienced Leadership

LARGE & EXPANDING ADDRESSABLE MARKET

~1-3%

Estimated prevalence of anaphylaxis among the global population[1]

~$2.3B

Global epinephrine market[2]

+12.7%

YoY growth in 2023[3]

ROBUST PHASE 2 DATA & RESULTS

Time to Hemodynamic Clinical Threshold: Clinical data has shown that NS002 reached the clinical plasma threshold (T100pg) faster (3.6 minutes compared to 9 minutes).

Peak Concentration: Clinical data has shown that NS002 achieved higher maximum plasma epinephrine levels (Cmax) (477pg/ml vs 360pg/ml)

Time to Maximum Absorption: Clinical data has shown that time to maximum epinephrine absorption (Tmax) was significantly shorter for NS002 (10 minutes compared to 14.6 minutes)

Well-Tolerated: Clinical data has shown that NS002 was well tolerated with no unexpected adverse events in both dose concentrations and conditions tested

Stability Data Demonstrated Long-Term Stability and Shelf-Life

NASUS PHARMA

1. Anaphylaxis - StatPearls | National Library of Medicine
2. Fortune Business Insights
3. Cantor Fitzgerald Research; Raymond James Research

* None of the studies of NS002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

Leadership Team

Udi Gilboa
Co-Founder & Executive Chairman

Mr. Gilboa is a prominent serial life sciences entrepreneur and the co-founder of multiple medical device and pharmaceutical companies. He co-founded and served as director and CFO of BioBlast Ltd (NASDAQ: ORPN), Alcobra Ltd (NASDAQ: ADHD), and Insuline Medical Ltd (TASE: INSU). Additionally, he co-founded Endospan, a late-stage endovascular company, and Ossio Ltd, a commercial-stage orthopedics company. Beyond his entrepreneurial ventures, Mr. Gilboa is the founder and managing partner of Top Notch Capital, a leading Israeli life sciences investment and merchant bank. He holds a Bachelor's degree and an M.B.A. from Tel Aviv University

Dan Teleman
Chief Executive Officer

Mr. Dan Teleman joined Nasus Pharma in January 2025, bringing over 20 years of pharmaceutical industry experience. He was most recently the CEO of Pharma Two B, developing a Parkinson’s disease treatment. Previously, Dan served as Executive Partner at Israel Biotech Fund, Chairman of Tamarix Pharma, and Board member of 4C Biomed. As CEO of Atox Bio for 12 years, he led an NDA submission for Reltecimod, raised over $150M, and co-founded PainReform. Earlier, he held roles at Pharmos, Amgen, and others, focusing on business development, marketing, and sales. Dan holds an MBA from Duke University and an MSc in Biochemical Engineering from Ben Gurion University.

Dalia Megiddo, MD
Co-Founder & Chief Development Officer

Dr. Dalia Megiddo has managed two venture capital funds, 7 Health Ventures (2006–2010) and InnoMed Ventures (since 2000), and is the founder of several BioPharma and MedTech companies, including Chiasma (NASDAQ: CHMA), Alcobra (NASDAQ: ADHD), Bioblast (NASDAQ: ORPN), and Medingo (acquired by Roche). A leader in the healthcare investment community since 1999, she has served as a board member at Given Imaging, Elron, Foamix, Alcobra, and Bioblast. Dr. Megiddo is also a scientific-investment advisor to several Israeli academic institutions, including the Technion.Dr. Megiddo holds an MBA from Kellogg-Recanati and completed her medical studies at the Hebrew University’s Hadassah Medical School, specializing in Family Medicine.

Oren Elmaliach, CPA
Director of Finance

Oren Elmaliah is a CPA with a broad professional financial background and extensive experience in driving corporate finance-related projects. Oren has a proven track record in the areas of planning, budgeting, forecasting, taxation, and auditing processes. Previously, has served in similar roles in over a dozen of Life science ventures (Bioblast, Chiasma, Ayala, Biondvax, Immunbrain and more) . He holds an Msc. and a BA in Economics and Accounting (specializing in financing) from the University of Tel Aviv.

Tair Lapidot, PhD
VP of Pre-Clinical & Clinical Development

Tair has 20+ years of experience, in the management of scientific projects and team leading, from early preclinical research, clinical trials, and regulatory submission. She has PhD. In Biochemistry from the Hebrew University, served as the Chief Scientific Officer of Algatech, Director at Tulip Medical, Analytical Manager at Chiasma, BiolineRx, and project manager at Compugen.

bioblast PHARMA Hope should not be rare · ACR ALCOBRA PHARMA · Insuline medical · Pharma Two B · ISRAEL BIOTECH FUND · Atox Bio Innovation in Critical Care · CHIASMA · BiondVax Pharmaceuticals Ltd.

THANK YOU



NASUS
PHARMA

A NEW FRONTIER IN INTRANASAL DRUG DELIVERY